Exhibit 99.1

For Immediate Release

ALLERGAN, INC. TO ACQUIRE PRIVATELY HELD DERMATOLOGIC COMPANY,

VICEPT THERAPEUTICS

- Vicept Therapeutics successfully completed a Phase II clinical development program of a novel topical cream for the treatment of the erythema of rosacea

- Acquisition strategically aligns with Allergan’s leadership position in medical dermatology and its pursuit of innovative therapies to address unmet dermatologic needs

Malvern, PA, and IRVINE, Calif., July 19, 2011 (BUSINESS WIRE) – Vicept Therapeutics and Allergan, Inc. (NYSE: AGN) today announced that they have entered into a definitive agreement for Allergan to acquire all of the outstanding shares and assets of the privately-held dermatology company. The agreement, estimated to close in the third quarter of 2011, includes a $75 million cash up-front payment by Allergan plus up to an aggregate of $200 million in payments payable by Allergan contingent upon achieving certain future development and regulatory milestones plus additional payments contingent upon acquired products achieving certain sales milestones.

Founded in 2009 and backed by Vivo Ventures, Fidelity Biosciences and Sofinnova Ventures, Vicept Therapeutics’ lead investigational product, V-101, is a topical cream for the treatment of the erythema (redness) associated with rosacea that has achieved positive results in two randomized, placebo-controlled Phase II studies.

“The two Phase II studies demonstrated the clinical potential of our lead product V-101 in Type I rosacea (Erythematous Rosacea), a dermatological problem for which there currently is no approved therapy, said Dr. Neal Walker, President and CEO of Vicept. “We believe Allergan is the best company to complete the development and make the therapy available to the clinical community and their patients, fulfilling our shared mission.”

“The acquisition of Vicept Therapeutics will further enhance our dermatology research and development pipeline, and matches our corporate strategy and long-standing commitment to patients suffering from skin disorders,” said Scott M. Whitcup, M.D., Executive Vice President, Chief Scientific Officer of Allergan. “We look forward to potentially providing a new treatment option to physicians and their patients suffering from this often burdensome condition.”

Steve Tullman, Executive Chairman of Vicept added, “The progress Vicept has made was truly a team effort with strong support from an excellent investor syndicate led by Albert Cha, M.D., PhD from Vivo Ventures. Vicept is very pleased to reach this agreement with Allergan, an outstanding global company with a long track record in dermatology, who can leverage the full value of our rosacea program with its significant global development and commercialization resources. Leerink Swann, LLC advised the Board of Directors of Vicept in their review of strategic alternatives.”

About Rosacea

Rosacea is a common, chronic skin disorder that affects over 15 million Americans and over 45 million people worldwide1. Erythematotelenagietic rosacea (ETR), Type I, is the most commonly encountered subtype, and is most characterized by frequent episodes of transient facial erythema (flushing) and non-transient, or persistent, erythema. It may also be accompanied by facial edema, burning, or stinging, and sensitivity of the skin and intolerance to topically applied products is common. Rosacea remains a disorder of uncertain etiology and pathogenesis, though the flushing and erythema of ETR are theorized to arise from an abnormal response of the cutaneous blood vessels of the face to neurological, hormonal, thermal, topical, or other stimuli, resulting in an abnormal dilation of facial blood vessels. There is currently no approved topical therapy for the treatment of ETR.

About Vicept Therapeutics

Vicept Therapeutics, Inc. is a privately held specialty pharmaceutical company with a mission to develop the first effective topically applied therapy directed toward the erythema of rosacea and other disorders characterized by redness and or flushing of the skin. The Company is also pursuing the development of topical agents for the treatment and prevention of a number of medical and cosmetic indications including bruising of the skin. Visit www.vicepttx.com for more information.

About Allergan, Inc.

Allergan, Inc. is a multi-specialty health care company established 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have more than 9,000 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including ophthalmology, neurosciences, obesity, urologics, medical aesthetics and dermatology, Allergan is proud to celebrate 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work.

1 Crawford GH, Pelle MT, James WD. Rosacea, I: etiology, pathogenesis, and subtype classification. J Am Acad Dermatol. 2004;51(3):327-341.

Allergan Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the statements by Drs. Whitcup and Walker, and Mr. Tullman and other statements regarding the development of V-101 as well as the safety, effectiveness, approvals, adverse events and market potential of V-101. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry and pharmaceutical market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning the above referenced risk factors and other risk factors can be found in Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2010 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Additional information about Allergan is available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

Vicept Media Contact:

Mike Beyer, Sam Brown, Inc.

773-463-4211

beyer@sambrown.com

Allergan Media/IR Contact:

Jim Hindman (714) 246-4636 (investors)

Joann Bradley (714) 246-4766 (investors)

David Nakasone (714) 246-6376 (investors)

Caroline Van Hove (714) 246-5134 (media)